UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2017 (August 17, 2017)

Amerinac Holding Corp.
(Exact name of registrant as specified in its charter)

Commission file number 000-30185

Delaware	20-4763096
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6002 Groveport Road Groveport, OH	43125
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 836-1050

____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 17, 2017 (the “Effective Date”), Prime Metals Acquisition LLC (“PMAL”), a Delaware limited liability company subsidiary of Amerinac Holding Corp. (the “Company” or “Amerinac”) purchased substantially all of the assets of Prime Metals & Alloys, Inc., a Delaware corporation, (“Prime Metals”) for $9.6 million in cash pursuant to that Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between Amerinac and Prime Metals dated July 12, 2017. On March 2, 2017, Prime Metals had filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”) at case no. 17-70164-JAD. The Asset Purchase Agreement was approved by the Bankruptcy Court under Section 363 of the Bankruptcy Code.

To finance the purchase of the assets, on the Effective Date, PMAL entered into a Credit Agreement (the “Credit Agreement”) with SummitBridge National Investments V LLC (“Summit”) pursuant to which Summit made Loans to PMAL: (1) a Term Loan in the amount of $4,500,000.00 (“Term Loan A”) and (2) a Term Loan in the amount of $3,500,000.00 (“Term Loan B”). In addition, in consideration for Summit making the Loans, PMAL issued to SBN V PMA LLC, an affiliate of Summit (“SBN”), membership interests in PMAL equal to 25% of the equity ownership of PMAL (the “SBN Membership Interests”).

Term Loan A will accrue each month at either 17.5% interest per annum (with 12.5% payable monthly and 5.0% accruing to the outstanding balance of Term Loan A, payable at maturity) or 17.0% interest per annum, payable monthly. Term Loan A has a Maturity date of August 17, 2020. Any prepayments of principal during the period from the Effective Date through the day before the one year anniversary of the Effective Date will be subject to a fee payable to Summit equal to the interest that would have accrued on the principal amount prepaid from the date of such prepayment through the day before the one year anniversary of the Effective Date with the exception that such fee shall not be chargeable to PMAL if the specific prepayment resulted solely from the operating cash flow of PMAL. Term Loan A will begin amortizing on the thirteenth (13) month following the Effective Date pursuant to a schedule included in Exhibit 10.1. Term Loan A is secured against all of the assets of PMAL.

Term Loan B will accrue each month at either 17.5% interest per annum (with 14.0% payable monthly and 3.5% accruing to the outstanding balance of Term Loan A, payable at maturity) or 17.0% interest per annum, payable monthly. Term Loan A has a Maturity date of August 17, 2020. Any prepayments of principal during the period from the Effective Date through the day before the one year anniversary of the Effective Date will be subject to a fee payable to Summit equal to the interest that would have accrued on the principal amount prepaid from the date of such prepayment through the day before the one year anniversary of the Effective Date with the exception that such fee shall not be chargeable to PMAL if the specific prepayment resulted solely from the operating cash flow of PMAL. Term Loan B will begin amortizing on the first month following the Effective Date pursuant to a schedule included in Exhibit 10.1. Term Loan A is secured against all of the assets of PMAL.

The Company has guaranteed payment of Term Loan A and Term Loan B pursuant to a Guaranty Agreement made by the Company as of the Effective Date.

PMAL has granted SBN a put right under the operating agreement for PMAL for the SBN Membership Interests. On the earlier of August 17, 2020 or the date of a change in control of PMAL, SBN has the right but not the obligation to require PMAL to repurchase all of the SBN Membership Interests at market equity value (“Market Equity Value”). Market Equity Value shall be equal to the higher of (i) value of PMAL implied by a sale, (ii) 4.5 x EBITDA for the trailing twelve months plus cash, less all outstanding funded indebtedness or (iii) fair market value as determined by mutual agreement between PMAL and SBN, or failing that by an independent firm mutually agreed to.

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SBN has granted PMAL a call right under the operating agreement for PMAL for the SBN Membership Interests. On the August 17, 2021, PMAL has the right but not the obligation to require SBN to sell all of the SBN Membership Interests at Market Equity Value.

The Credit Agreement also contains customary covenants, representations and warranties of the parties, including, among others (1) the grant by PMAL to Summit of a security interest on all of the assets of PMAL, (2) a pledge with respect to the equity interests in PMAL owned by the Company, and (3) an unconditional and irrevocable guaranty by the Company of the performance by PMAL of the obligations under the Credit Agreement. In addition, until all amounts under Term Loan A and Term Loan B are paid in full, PMAL has agreed to comply with certain financial covenants that require PMAL to meet pre-established financial ratios.

The foregoing summary of the Asset Purchase Agreement, Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in their entirety by, the full text of such agreements, which are included as Exhibits 10.1 and 10.2 attached hereto and are hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition of Assets

Reference is made to Item 1.01 on this Current Report on Form 8-K

Item 9.01 Financial Statements and Exhibits

(d) The Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amerinac Holding Corp.
(Registrant)

Dated: August 22, 2017	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	Chairman of the Board of Directors

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Asset Purchase Agreement by and among Prime Metals & Alloys, Inc. and Prime Metals Acquisition LLC, dated July 12, 2017

10.2	Credit Agreement by and between Prime Metals Acquisition LLC and SummitBridge National Investments V LLC, dated August 17, 2017

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